                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                DEP CORPORATION
                                       AT
                              $5.25 NET PER SHARE
                                       BY
                          HENKEL ACQUISITION CORP. II
                          A WHOLLY-OWNED SUBSIDIARY OF
                                  HENKEL KGAA

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, AUGUST 14, 1998, UNLESS THE OFFER IS EXTENDED.

                                                                   July 20, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by Henkel Acquisition Corp. II, a Delaware corporation ("PURCHASER") and a wholly-owned subsidiary of Henkel KGaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany ("PARENT"), to act as Dealer Manager in connection with Purchaser's offer to purchase for cash all outstanding shares of Common Stock, $0.01 par value (the "SHARES"), of DEP Corporation, a Delaware corporation (the "COMPANY"), at $5.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 20, 1998 (the "OFFER TO PURCHASE"), and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "OFFER") enclosed herewith.

    Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase.

        2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3. A letter to stockholders of the Company from Robert H. Berglass, Chairman and President, of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

        4. The Notice of Guaranteed Delivery to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in Section 3 of the Offer to Purchase can be completed on a timely basis.

        5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7.  A return envelope addressed to Citibank, N.A., the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 14, 1998, UNLESS THE OFFER IS EXTENDED.

    Please note the following:

    1. The tender price is $5.25 per Share, net to the seller in cash.

    2. The Offer is being made for all outstanding Shares. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 13, 1998 (the "MERGER AGREEMENT"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, following the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "MERGER"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares held by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, Shares held in the treasury of the Company and Shares held by stockholders who have properly exercised their appraisal rights under Delaware law) will be converted at the effective time of the Merger into the right to receive $5.25 in cash, without interest.

    3. Concurrently with the execution of the Merger Agreement, Purchaser and Parent entered into stockholder option agreements dated as of July 13, 1998 (together, the "STOCKHOLDER OPTION AGREEMENTS"), with Robert H. Berglass, The Berglass Charitable Remainder Trust UDT 7/8/98, and The Berglass 1995 Irrevocable Trust UDT 6/27/95 (the "OPTION GRANTORS"), the owners of an aggregate of 2,161,460 Shares (representing approximately 31.4% of the outstanding Shares) (the "OPTION SHARES"). Pursuant to the Stockholder Option Agreements, the Option Grantors have (i) agreed to validly tender (and not to withdraw) all such Option Grantor's Shares in the Offer, (ii) granted Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein and (iii) granted Purchaser an irrevocable option (collectively, the "STOCKHOLDER OPTIONS") to purchase all of such Option Grantor's Shares at a price of $5.25 per Share, subject to adjustment in certain events. The Stockholder Options are exercisable, subject to certain conditions set forth in the Stockholder Option Agreements, following termination of the Offer or the Merger Agreement in certain circumstances generally relating to the existence of a proposal by another person to acquire the Company. See Section 12 of the Offer to Purchase.

    4. Concurrently with the execution of the Merger Agreement, Parent, Purchaser and the Company entered into a stock option agreement, dated July 13, 1998 (the "COMPANY OPTION AGREEMENT") pursuant to which the Company has granted Purchaser an irrevocable option (the "TOP-UP OPTION"), exercisable if Purchaser acquires at least 85% of the then outstanding Shares pursuant to the Offer, to purchase that number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of such exercise, shall constitute one Share more than 90% of the outstanding Shares (assuming issuance of Shares pursuant to the Top-Up Option) at a price equal to the $5.25 per Share. Purchaser may exercise the Top-Up Option in whole but not in part at any one time after the occurrence of a Top-Up Exercise Event (as defined in the Offer to Purchase) and prior to the occurrence of a Top-Up Termination Event (as defined in the Offer to Purchase). See Section 12 of the Offer to Purchase.

    5. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT AND ITS AFFILIATES AND THE SHARES PURCHASER HAS THE IMMEDIATE RIGHT TO ACQUIRE PURSUANT TO THE TOP-UP OPTION DESCRIBED ABOVE, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 OF THE OFFER TO PURCHASE.

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    6. If the Minimum Condition is not satisfied on any expiration date of the
Offer, but there shall have been validly tendered and not withdrawn as of such expiration date a majority of the outstanding Shares on a fully diluted basis, Purchaser shall either (i) extend the Offer for a period or periods not to exceed, in the aggregate, ten business days, or (ii) (a) amend the Offer to reduce the number of Shares sought pursuant to the Offer, and the number of Shares needed to satisfy the Minimum Condition, to that number of Shares which, when added to the Shares then owned directly or indirectly by Purchaser, would equal forty-nine and nine-tenths percent (49.9%) of the Shares then outstanding (the "REVISED MINIMUM NUMBER"), (b) extend the Offer for a period of not less than ten business days following the public announcement of such amendment and
(c) if, at the expiration of such extension, a greater number of Shares is tendered into the 49.9% offer and not withdrawn, purchase, on a PRO RATA basis, the Revised Minimum Number of Shares. See Introduction and Section 1 of the Offer to Purchase.

    7. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    8. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, August 14, 1998, unless the Offer is extended.

    9. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such holder or other payee pursuant to the Offer. See Sections 3 and 5 of the Offer to Purchase.

    10. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, with all required signature guarantees or an Agent's Message (as defined in Section 2 of the Offer to Purchase), and (iii) all other documents required by the Letter of Transmittal.

    In order to take advantage of the Offer, (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message and any other required documents should be sent to the Depositary and (ii) certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of the Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Purchaser will not pay any fees or commission to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or will cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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
    Any Inquiries you may have with respect to the Offer should be addressed to MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE OFFER, AT 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, (800) 322-2885, or the Dealer Manager, RHONE GROUP LLC, 1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019, (212) 841-1275 (CALL COLLECT).

    Requests for additional copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                          Very truly yours,

                                                     [LOGO]

                            ------------------------

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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